EXHIBIT 99.2

Elliott Management Corp.
40 West 57th Street
New York, New York 10019
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Tel. (212) 974-6000
Fax: (212) 974-2092

October ___, 2014

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Dear ____________________:

This letter sets forth our mutual agreement with respect to compensation to be paid to you for your agreement to be named and serve as a nominee of a group of investors (the “Elliott Group”), including Elliott International, L.P., an affiliate of Elliott Management Corporation, for (i) election as a director of Family Dollar Stores, Inc. (the “Company”) at the Company’s 2015 annual meeting of stockholders or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, (the “Annual Meeting”), or (ii) appointment or election by other means, including by written consent of the Company’s stockholders.

In consideration of your agreement to be named and serve as nominee of the Elliott Group for election as a director of the Company at the Annual Meeting or otherwise, the undersigned hereby agrees to pay you (i) $25,000 in cash upon the Elliott Group submitting a letter to the Company nominating you for election as a director of the Company (with such payment to be made as soon as reasonably practicable after you have been nominated) and (ii) $25,000 in cash upon the filing by the Elliott Group of a definitive proxy statement with the U.S. Securities and Exchange Commission (the “Proxy Statement”) relating to a solicitation of proxies in favor of your election as a director of the Company.

The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of New York, without regard to its principles of conflict of laws, and by applicable laws of the United States.  The parties hereto consent to the jurisdiction of the New York State and United States courts located in New York County, New York for the resolution of any disputes hereunder and agree that venue shall be proper in any such court notwithstanding any principle of forum non conveniens and that service of process on the parties hereto in any proceeding in any such court may be effected in the manner provided herein for the giving of notices.  The parties hereto waive trial by jury in respect of any such proceeding.

This letter agreement shall bind and inure to the benefit of you and your heirs, successors and assigns.

This letter agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

Very truly yours,

ELLIOTT MANAGEMENT CORPORATION

By:
Name:
Title:

ACCEPTED AND AGREED: